EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent public accountants, we hereby consent to the use in this Registration Statement on Form S-11 of Landwin REIT, Inc. relating to the offering of up to $250,000,000 of common stock, of our report dated October 25, 2005, on the financial statement of Landwin REIT, Inc. contained in this Registration Statement. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
RBZ, LLP
/s/ RBZ, LLP
November 7, 2005
Encino, California